Exhibit 10.21

TABLE OF CONTENTS

1.	Sale of Premises, Liquor License and Liquor Inventory	2
2.	Purchase Price	4
3.	Adjustments And Prorations	4
4.	Closing	8
5.	Title, Survey, Permitted Encumbrances	8
6.	Buyer's Due Diligence	9
7.	Representations and Warranties	10
8.	Dispute Resolution	19
9.	Conditions Precedent to Closing	20
10.	Documents to be Delivered by Seller at Closing	21
11.	Documents to be Delivered by Buyer at Closing	22
12.	Costs and Adjustments	22
13.	Operation of the Premises prior to the Closing Date	23
14.	As Is	24
15.	No Brokerage Commission	25
16.	Casualty; Condemnation	25
17.	Remedies	26
18.	Liquor License	28
19.	Indemnity	30
20.	Escrow	34
21.	Assignment	36
22.	Access to Records	36
23.	Notices	37
24.	Property Information and Confidentiality	38
25.	Antitrust Notification	39
26.	Tennis Court Land Development	39
27.	Miscellaneous	40

SALE-PURCHASE AGREEMENT

between

VA RANCHO MIRAGE RESORT, L.P., a Delaware limited partnership

Seller,

RANCHO MIRAGE CONCESSIONS, INC., a Delaware corporation

Liquor License Seller,

and

GENLB-RANCHO LLC, a Delaware limited liability company

Buyer

This SALE-PURCHASE AGREEMENT (this "Agreement"), is made as of July 1, 2005 (the "Execution Date"), by and among VA RANCHO MIRAGE RESORT, L.P., a Delaware limited partnership ("Seller"), and OLYMPUS RANCHO MIRAGE CONCESSIONS, INC., a Delaware corporation ("Liquor License Seller"), all of whom having an office address of 137 Benchmark Road, Avon, Colorado 81620, and GENLB-RANCHO LLC, a Delaware limited liability company having an office address at 1221 Brickell Avenue, Suite 900, Miami, Florida 33131 ("Buyer").

W I T N E S S E T H

WHEREAS, Seller owns the real property and improvements commonly known as the "The Lodge at Rancho Mirage" and located at 68-900 Frank Sinatra Drive, Rancho Mirage, California 92270 (which also includes the Tennis Court Land (as defined in Section 26 hereinafter) (collectively, the "Hotel Property") and operates a hotel business thereon (the "Hotel"). The Seller also owns or leases the Personal Property and the Other Property (both as hereinafter defined). The Seller's right, title and interest in the Hotel Property, Personal Property and Other Property is herein collectively referred to as the "Premises." The real property included within the Hotel Property is more particularly described on Schedule 1 hereto, and is sometimes referred to herein as the "Real Property." Seller is the owner of the Premises.

WHEREAS, Seller and Buyer desire to enter into this Agreement whereby, subject to the terms and conditions contained herein, Seller shall sell the Premises to Buyer, and Buyer shall purchase the Premises from Seller.

WHEREAS, Liquor License Seller is the holder of the licenses listed on Schedule A and issued by the State of California for the sale of alcoholic beverages at or from the Premises (collectively referred to hereinafter as the "Liquor License").

WHEREAS, Liquor License Seller and Buyer desire to enter into this Agreement whereby, subject to the terms and conditions contained herein, and provided that Buyer completes the purchase of the Premises as described herein, Liquor License Seller shall sell the Liquor License to an assignee of Buyer, and such assignee shall purchase the Liquor License from Liquor License Seller.

WHEREAS, Buyer may develop that certain portion of the Real Property described on Schedule 26(a) for resale or lease as a commercial or residential development. In the event of such development, the parties intend that Seller receive additional consideration as a part of the transaction set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, (i) Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, the Premises subject to and in accordance with the terms and conditions set forth in this Agreement, and (ii) Liquor License Seller agrees to sell to Buyer's assignee and Buyer agrees to cause its assignee to purchase from Liquor License Seller, the Liquor License subject to and in accordance with the terms and conditions set forth in this Agreement. The foregoing recitals shall be deemed to be a part of this Agreement for all purposes.

  Sale of Premises, Liquor License and Liquor Inventory.
    Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, at the price and upon the terms and conditions set forth in this Agreement, all of Seller's right, title and interest in the Premises.
    As used herein, the "Personal Property" means all tangible personal property located on, at or about the Real Property or stored offsite for use upon the Real Property, including, but not limited to, the following: the fixtures, attachments, computers and computer equipment, computer software (whether owned or licensed), furnishings, art work, machinery, laundry facilities, and other articles attached to or located upon the Real Property, all goods, machinery, tools, equipment (including fire sprinklers and alarm systems, air conditioning, heating, boilers, refrigerating, electronic monitoring, water, lighting, power, sanitation, waste removal, entertainment, recreational, fitness and maintenance equipment, window or structural cleaning rigs and all other equipment of every kind), motor vehicles, machinery, lawn mowers, swimming pool equipment, all indoor or outdoor furniture (including tables, chairs, beds, planters, desks, sofas, shelves, lockers and cabinets), furnishings, appliances, televisions, radios, refrigerators, mini-bars, inventory, rugs, carpets and other floor coverings, paintings, pictures, artwork, decorations, sculptures, draperies, drapery rods and brackets, awnings, venetian blinds, partitions, chandeliers and all other indoor and outdoor lighting fixtures, including, without limitation, the items set forth on Schedule 1(b) attached hereto. Notwithstanding the foregoing, the Premises and the Personal Property specifically exclude the personal property of guests, customers and other invitees.
    As used herein, the "Other Property" shall mean the collective reference to the following:
      The Seller's rights as landlord or owner under any and all leases, subleases, concessions or licenses of any portion of the Real Property to any third parties entered into by Seller or its predecessors-in-interest prior to the Execution Date or, subject to Section 13(e) below, after the Execution Date (the "Occupancy Agreements").
      Subject to Sections 6(f) and 13(e) below, all contract rights related to the Premises, including without limitation, that certain Amenities Agreement dated May 2, 1995 by and between MCO Properties Inc. and Seller, and the Development Agreement (as defined in Section 7(q)) contracts for the use or occupancy of guest rooms or meeting, banquet or other facilities of the Real Property, and all service, vendor, maintenance contracts, rental agreements, reservations, agreements for use, service agreements, equipment leases, leasing agreements, marketing agreements, utility contracts, construction contracts, guarantees, warranties and commitments relating to the Real Property or Personal Property (collectively, the "Contracts").
      Any security deposits, escrow deposits and utility deposits related to the Premises (together with any interest which has accrued thereon as required by the terms of such Occupancy Agreements, but only to the extent such interest has accrued for the account of the respective tenants under the Occupancy Agreements or as required by law).
      All engineering, maintenance and housekeeping supplies, food and beverage department supplies, including soap, cleaning materials and matches; stationery and printing; and other supplies of all kinds, whether used, unused, or held in reserve storage for future use in connection with the maintenance and operation of the Premises which are on hand as of the Closing Date ("Consumables").
      All food and non-alcoholic beverage which is on hand as of the Closing Date, including mini-bar contents, whether issued to the food and beverage department or held in reserve storage ("Food and Beverage").
      All china, glassware, bar equipment and furnishings, linens, silverware and uniforms, whether in use or held in reserve storage for future use, in connection with the operations of the Premises which are on hand on the Closing Date ("Operating Equipment").
      Seller's interest in the licenses, franchises and permits used in or relating to the ownership, occupancy or operation of any part of the Real Property, including, without limitation, those identified on Schedule 1(c)(vii) hereto (collectively, "Permits").
      All books, records, correspondence and other files (other than appraisals and other materials prepared for the Seller's internal use in connection with the valuation or sale of the Premises) owned by the Seller and maintained or generated in the course of the operation of the Premises and which relate to the operation of the Premises.
      All of the Intellectual Property (as defined in Section 7(a)(i)(k)).
    Liquor License Seller agrees to sell and convey to Buyer's assignee, and Buyer agrees to cause its assignee to purchase from Liquor License Seller, the Liquor License, along with all Liquor Inventory (as defined in Section 2(a)) located on the Premises as of the Closing Date, all subject to the terms and conditions set forth herein. The portion of the Purchase Price attributable to the Liquor License, the Liquor FF&E and the Liquor Inventory shall be the amount described as the "Liquor License Purchase Price" in Section 2(a) hereof.
  Purchase Price.
    The purchase price to be paid by Buyer to Seller for the Premises (the "Property Purchase Price") shall be Thirty-Two Million Nine Hundred Fifty-Five Thousand and No/100 Dollars ($32,955,000.00) and the purchase price to be paid by Buyer to Liquor License Seller for the Liquor License, the liquor furniture, fixtures and equipment ("Liquor FF&E") and the liquor inventory (the "Liquor Inventory") shall be One Hundred Forty-Five Thousand and No/100 Dollars ($145,000.00) (the "Liquor License Purchase Price") and together with the Property Purchase Price, the "Purchase Price"). The Property Purchase Price is allocated as follows: land and improvements – Twenty-Nine Million Nine Hundred Fifty-Five and No/100 Dollars ($29,955,000.00); personalty – Three Million and No/100 Dollars ($3,000,000.00).
    Upon the Trigger Date (as hereinafter defined in Section 26) Buyer shall pay to Seller as additional consideration the Additional Consideration (as hereinafter defined in Section 26).
    The Purchase Price, subject to the adjustments and prorations set forth in Section 3, shall be payable as follows:
      One Million, Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Deposit"), contemporaneously with the execution hereof, by a bank wire transfer of immediately available funds to an interest bearing account designated by Chicago Title Company, 560 East Hospitality Lane, San Bernardino, CA 94208 (the "Escrow Company").
    The Deposit and all earnings thereon shall be non-refundable, unless Buyer terminates this Agreement due to a default by Seller under Section 17(b) or a condition precedent to Buyer's performance hereunder shall not be satisfied or waived or as a result of a casualty or condemnation as more particularly set forth in Section 16 below. The Deposit shall be held and disbursed together with all interest thereon by the Escrow Company in accordance with the terms of Section 20. If the Closing shall occur, Seller shall receive the Deposit, and the Deposit shall be credited against the Purchase Price.
  Adjustments And Prorations .
    Adjustments and Prorations. The following matters and items pertaining to the Property shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party, as of 12:01 a.m. on the Closing Date (the "Apportionment Time"). Net credits in favor of Buyer shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid by Buyer to Seller in cash at the Closing. Notwithstanding the provisions of this Section 3, Seller may, in its sole discretion, choose to retain certain assets and liabilities on its own books in lieu of the adjustment by proration as set forth in this Section 3. If Seller elects to maintain any such assets or liabilities, Seller shall notify Buyer of such election and the assets and liabilities to be retained no later than three (3) business days prior to Closing. With respect to such assets and liabilities to be retained, no proration shall be made hereunder.

    Subject to the foregoing, and unless otherwise indicated below, Buyer shall receive a credit against the Purchase Price for any of the following items to the extent they are accrued but unpaid as of the Apportionment Time (whether or not due, owing or delinquent as of the Apportionment Time) and to the extent Buyer has assumed the obligations for them, and Seller shall receive a credit (and thereby be entitled to a payment from Buyer) with respect to any of the following items which shall have been paid prior to the Closing Date to the extent the payment thereof relates to any period of time after the Apportionment Time:

    Cash Accounts. All funds held in any accounts maintained by or for the benefit of Seller at the Apportionment Time will be removed by Seller as of the Apportionment Time for the benefit of Seller.
    House Banks. Seller shall receive a credit for the cash held in the Hotel house banks and any petty cash at the Hotel.
    Guest Ledger. Guest ledger receivables (i.e., amounts, including, without limitation, room charges and charges for food and beverages, accrued to the accounts of guests and other customers of the Hotel as of the Apportionment Time) ("Guest Ledger Receivables") shall be prorated between Buyer and Seller. Seller shall receive a credit for all guest ledger receivables for all room nights and other charges up to but not including the room night during which the Apportionment Time occurs, and Buyer shall be entitled to the amounts of guest ledger receivables for the room nights and other charges after the Apportionment Time. The final night's room revenue (revenue from rooms occupied on the evening preceding the Closing Date), any taxes thereon, and any in-room telephone, movie and similar charges for such room night, shall be allocated 50% to Seller and 50% to Buyer. All revenues from restaurants, bars and lounge facilities for the room night during which the Apportionment Time occurs shall belong to Seller, and Seller shall bear all expenses related to such revenues, including but not limited to, payroll and food and beverage costs.
    Other Accounts Receivable. Except as set forth in Section 3(d), all accounts receivable, including city ledger receivables, for all periods prior to the Apportionment Time shall remain the property of Seller. After the Closing Date, Buyer shall use commercially reasonable efforts to collect, without litigation, in the ordinary course of business all such accounts receivable (other than accounts receivable from credit card companies that shall be collected directly by Seller). Periodically (but no less frequently than monthly), Buyer shall submit to Seller all amounts received in respect of such accounts receivable, together with an itemization of such accounts receivable. If Buyer receives any amounts in respect of such accounts receivable after such date, Buyer shall promptly remit the same to Seller. Seller may utilize such procedures that it deems necessary in its sole discretion to collect accounts receivable, but Seller will not commence litigation against any obligors except with respect to collection of receivables due from Worldwide Kosher and from Tec 119.
    Prepaid Expenses; Deposits. Seller shall receive a credit for prepaid expenses directly or indirectly related to the Premises and allocable to any period from and after the Closing Date, including, without limitation, prepaid rents under any equipment lease, Permit and inspection fees, fees for licenses, trade association dues and trade subscriptions, all security or other deposits paid by or on behalf of Seller to third parties to the extent the same are transferable and remain on deposit for the benefit of Buyer, and prepaid advertising which has not been published, mailed or aired, and marketing and advertising inventory items such as brochures and other materials if reported on the balance sheet of Seller in accordance with GAAP and related to marketing of the Hotel as a RockResort.
    Food and Beverage. Seller shall receive a credit for the cost of any inventories of all food and non-alcoholic beverage, including mini-bar contents, whether issued to the food and beverage department or held in reserve storage and contained in unopened containers ("Food and Beverage") .
    Insurance. Insurance premiums will not be prorated and Buyer shall not assume, and Seller shall not assign, any insurance policies, Buyer hereby acknowledging its obligation to obtain its own insurance related to or for the Property.
    Taxes and Assessments. Seller shall be solely responsible for any taxes due in respect of its income, net worth or capital, if any, and any privilege, sales, transient occupancy tax, due or owing to any governmental entity in connection with the operation of the Property for any period of time prior to the Apportionment Time, and Buyer shall be solely responsible for all such taxes for any period from and after the Apportionment Time, and provided further that any income tax arising as a result of the sale and transfer of the Property by Seller to Buyer shall be the sole responsibility of Seller. All ad valorem taxes, special or general assessments, real property taxes, water and sewer rents, rates and charges, vault charges, and any municipal permit fees shall be prorated as of the Apportionment Time between Buyer and Seller. Seller shall also provide Buyer with a credit at Closing for real estate taxes attributable to the period from January 1, 2005 to the Closing Date, payable in 2006, such credit to be calculated based upon the most recent valuation and real property tax assessments applicable to the Real Property.
    Utilities; Telephone. Telephone and telex charges and charges for the supply of heat, steam, electric power, gas, lighting, cable television and any other utility service shall be prorated as of the Apportionment Time between Buyer and Seller. Seller shall receive a credit for all deposits, if any, made by Seller as security under any such public service contracts if the same are transferable and provided such deposits remain on deposit for the benefit of Buyer. Where possible, cutoff readings will be secured for all utilities as of the Apportionment Time. To the extent cutoff readings are not available, the cost of such utilities shall be apportioned between the parties on the basis of the latest actual (not estimated) bill for such service.
    Hotel Contracts, Association Documents and the Occupancy Agreements; Trade Payables and Receivables. Any amounts prepaid or payable under any Contracts or the Occupancy Agreements and any other trade payables and receivables shall be prorated as of the Apportionment Time between Buyer and Seller. All amounts known to be due under Contracts and the Occupancy Agreements with reference to periods prior to the Closing Date shall be paid by Seller or credited to Buyer if assumed by Buyer.
    Bookings. Buyer shall receive a credit for advance payments and deposits, if any, under bookings for future guests.
    Gift Certificates. Buyer shall receive a credit for the face value of all unredeemed gift certificates issued by Seller as of the Apportionment Time.
    Vending Machines. Vending machine monies will be removed by Seller as of the Apportionment Time for the benefit of Seller.
    Security Deposits. Buyer shall be entitled to a credit for all unapplied security and other deposits, if any, held by Seller as of the Apportionment Time with respect to the Occupancy Agreements.
    Employee Costs. Buyer shall receive a credit for all employee costs accrued but unpaid as of the Apportionment Time, including salaries and wages, vacation and holiday pay, workers compensation, payroll taxes and bonuses.
    Other Items. Such other items as are provided for in this Agreement or as are normally prorated and adjusted in the sale of real property or of a Hotel shall be prorated as of the Apportionment Time in accordance with local custom in the jurisdiction in which the Hotel is located.
    Closing Statement; True Up. Seller and Buyer shall jointly prepare a proposed closing statement containing the parties' reasonable estimate of the items requiring prorations and adjustments in this Agreement. Subsequent final adjustments and payments (the "True-Up") shall be made in cash or other immediately available funds as soon as practicable, but no more than one-hundred twenty (120) days after the Closing Date (except with respect to ad valorem property taxes which shall be adjusted within thirty (30) days after receipt of the final tax bill), based upon an accounting performed by Seller and acceptable to Buyer. If the parties have not agreed with respect to the adjustments required to be made pursuant to this Section 3, upon application by either party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustments which have not theretofore been agreed to between the parties. (If the parties cannot agree on a certified public accountant within thirty (30) days after the request by either party, the Judicial Arbitration and Mediation Services ("JAMS") located in Denver, Colorado shall appoint a certified public accountant.) The charges of such accountant (and JAMS, if applicable) shall be borne equally by the parties. All adjustments to be made as a result of the final results of the True-Up shall be paid to the party entitled to such adjustment within thirty (30) days after the final determination thereof.
    Access. Buyer and Seller shall have the right to have their representatives present (i) before the Closing Date for the purpose of observing the taking of any inventories by Seller's designee (including the counting of house funds), the review of receivables, or any other matters to be performed pursuant to this Section 3, and (ii) after the Closing Date for the purpose of review of receivables or any other post-closing adjustments provided for in this Agreement, and such representatives shall be given reasonable access to the books and records which are relevant to the preparation of the proposed closing statement and the settlement statement.
    Calculations. Where charges are not set forth for specific days, prorations shall be made on the basis of the actual number of days of the year, or month, as applicable, which shall have elapsed as of the Closing Date.
    Survival. The provisions of this Section 3 shall survive the Closing and delivery of the deed.
  Closing.

  The consummation of the purchase and sale of the Premises contemplated by this Agreement (the "Closing") shall take place on or before July 27, 2005 (the "Closing Date"). The Closing shall occur at 10:00 a.m. on the Closing Date at the offices of the Escrow Company or such other location as is mutually acceptable to the parties.

  The consummation of the purchase and sale of the Liquor License contemplated by this Agreement (the "Liquor License Closing") shall take place concurrently with or as soon as possible after the Closing for the purchase and sale of the Premises as described above.

  If, solely as a result of Buyer not having deposited the Purchase Price as and when required hereunder, the Escrow Company has not transmitted the Purchase Price to Seller sufficiently early on the Closing Date to allow Seller to invest such funds for interest credit on the day of receipt, or to pay off any existing encumbrances such that interest thereon ceases on the Closing Date, then any and all adjustments to be made as of the day of Closing shall be made as of the next business day. In all other events, all adjustments shall be made on the day of Closing.

  Title, Survey, Permitted Encumbrances.

  On the Closing Date, the Seller's title to the Premises shall be free and clear of all liens, claims and encumbrances except (i) non-delinquent real property taxes and assessments, (ii) the special assessment (improvement lien) related to the construction of Frank Sinatra Drive adjacent to the Real Property, (iii) matters that are disclosed by the Title Policy (as hereinafter defined) and that are approved or deemed approved by Buyer as set forth herein, and (iv) matters that are disclosed by that ALTA Survey prepared by The Keith Companies dated September 14, 2001, as updated and revised (the "Survey") and are approved or deemed approved by Buyer, or that would be disclosed by a current survey or physical inspection of the Real Property (collectively, the "Permitted Encumbrances"). Seller shall order the updated and revised Survey. Seller has delivered to Buyer: (i) a current preliminary title report (for an ALTA Owner's Policy of Title Insurance (Form B, Rev. 10/17/70)) ("Title Report"); (ii) copies of all recorded documents referred to on Schedule B of the Title Report as exceptions to coverage (collectively, the "Title Documents"), and (iii) the Survey. Buyer has approved the Title Report, Title Documents and Survey.

  If additional title documents, updates to the Title Report and/or updates to the Survey received after the Execution Date disclose any new defect, exception, or other matter affecting the Real Property (a "Title Defect") following the Execution Date, Buyer shall have five (5) business days following its receipt of written disclosure in which to object to any such additional Title Defect. If no objection is made during such period, the Title Defect shall be deemed a Permitted Encumbrance. Seller may, at its sole option, elect to cure or remove the objections made by Buyer; provided, however, Seller shall have no obligation to cure such Title Defect other than removing or causing to be released the following (collectively, the "Mandatory Removal Items"): (1) all mechanics' liens; (2) monetary liens encumbering the Property created by Seller's acts; and (3) liens of any financing obtained by Seller which are secured by the Premises. If Seller fails to remove any Mandatory Removal Items, such amounts as are necessary to remove them shall be held back from Seller's proceeds at Closing and not disbursed to Seller until they are removed and at Seller's election, the amounts held back shall be utilized either to "bond over" them through the Title Company or pay them at Closing. Should Seller elect to attempt to cure or remove the objections, Seller shall have thirty (30) days from the date of Buyer's written notice of objections (the "Cure Period") in which to accomplish the cure (other than for Mandatory Removal Items for which there shall be no Cure Period). In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Buyer in writing specifying which objections Seller does not intend to cure, and then Buyer shall be entitled, as Buyer's sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit by providing written notice of termination to Seller within five (5) business days from the date on which Buyer receives Seller's notice that it does not intend to cure or (ii) waive the objections and close this transaction as otherwise contemplated herein, and the Closing Date shall be extended by the portion of the Cure Period that extends beyond the original Closing Date.

  Buyer's Due Diligence.
    Buyer acknowledges that various materials relating to the Premises (the "Due Diligence Materials") have been delivered by Seller to Buyer for its review, which materials are identified on Schedule 6(a) hereto. Buyer and Buyer's Representatives (hereinafter defined) have been given the opportunity to inspect, test, study and survey the Premises (and conduct environmental studies and assessments of the Premises). Buyer has performed its review of the Due Diligence Materials during the period of time prior to the Execution Date. The Deposit shall not be refundable to Buyer if Buyer should terminate this Agreement, except in the event of Seller's default under Section 17(b) hereof or a condition precedent to Buyer's performance hereunder shall not be satisfied or waived or as a result of a casualty or condemnation as more particularly set forth in Section 16 below.

    Notwithstanding anything to the contrary contained herein, in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Materials which have been delivered by Seller to Buyer in connection with Buyer's inspection of the Premises, along with copies of all reports, drawings, plans, studies, summaries, surveys, maps and other data prepared by or for Buyer in its investigation and inspection of the Real Property (collectively, "Buyer's Reports"), subject, however to any limitations on Buyer's right to make any such materials available to Seller that are imposed in any agreement with a third party consultant preparing any such reports or materials, and subject to Buyer's disclaimer that Buyer's Reports are provided without representation or warranty made by Buyer as to their accuracy or completeness. Buyer shall cooperate with Seller at no expense to Buyer in order to obtain a waiver of any such limitation.

    Except to the extent of any representation or warranty made by Seller hereunder, Buyer acknowledges that Seller is not representing or warranting that any of the Due Diligence Materials are accurate or complete, and that Seller has advised Buyer to independently verify the facts and conclusions set forth therein.

    During the term of this Agreement, Seller shall provide Buyer's Representatives access to the Premises and to (i) the accounting books and records related solely to operation of the Premises (and not to Seller's internal matters), and (ii) all Contracts which are in the Seller's possession or control, other than contracts with appraisers, appraisals and other materials prepared for the Seller's internal use in connection with valuing or selling the Premises.
    Buyer will give Seller one (1) business day advance notice of its schedule for inspections, examinations and other visits at the Premises, and Buyer and Seller will cooperate with each other in facilitating such activities with a minimum of interference with operations at the Premises. Buyer shall obtain Seller's prior approval of the scope and method of any environmental studies or assessments of the Premises (other than a Phase I environmental site assessment) and of any inspection which would materially affect the physical condition of the Premises, which may be withheld in Seller's sole discretion and subject to such further agreements regarding access and indemnity which Seller requires. Buyer shall provide to Seller a certificate of insurance evidencing at least Two Million and No/100 Dollars ($2,000,000.00) of general liability coverage naming Seller as an additional insured thereof. After such inspections, Buyer shall restore the Premises to its condition immediately before such inspections. Buyer shall have reasonable opportunity during the term of this Agreement to meet with and discuss all aspects of the operation and maintenance of the Premises with members of the executive committee and department heads at the Premises.
    Buyer shall indemnify, defend and hold Seller and the Premises harmless (including payment of reasonable attorneys' fees) against any and all claims, liabilities and losses from personal injury or property damage resulting from the activities of Buyer and Buyer's Representatives (as defined in Section 24) at the Premises pursuant to this Section 6, except to the extent caused by Seller's or Seller's managers, officers, partners, shareholders, members and/or property manager's negligence and to the extent caused by latent defects in the Premises. Buyer's obligations under this Section 6(d) shall survive Closing or termination of this Agreement.
    At Closing, Seller shall terminate any management agreement, any parking lease or other parking agreement with respect to the Premises and any other Contract which is terminable by Seller within the period prior to Closing and which is not an "Approved Contract," each effective as of the Closing Date and Seller shall pay any and all costs and expenses of termination thereof. As used herein, "Approved Contract" shall mean the Contracts set forth on Schedule 7(a)(i)(L) which Buyer has, by written notice to Seller given prior to expiration of the Title Review Period, agreed to assume at Closing. Any fees for termination of the Contracts with AG Guernsey Branch shall be paid by Seller. Buyer will not assume any employment agreements with key personnel of the Hotel.
  Representations and Warranties.
    Seller and Liquor License Seller severally make the representations and warranties to Buyer which are set forth in this Section 7(a)(i). Notwithstanding the foregoing or any other provision hereof to the contrary, the representations and warranties of the Seller shall also be deemed to include or pertain to the Liquor License Seller, and the representations and warranties of Liquor License Seller are limited to matters pertaining to the Premises, and do not extend or apply to other premises, or its activities relating to other premises, on or from which Liquor License Seller sells alcoholic beverages. Buyer hereby expressly acknowledges and agrees that Buyer has not received or relied upon, and Buyer shall not receive or rely upon, and neither Seller nor Liquor License Seller shall have any liability or responsibility for, any representation or warranty except for the representations and warranties set forth herein and the special warranties contained in the conveyance instruments to be delivered at the Closing.
        Entity Status. Each Seller and Liquor License Seller is duly formed, validly existing and in good standing under the laws of its state of organization and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Seller is a duly formed, validly existing and in good standing limited partnership organized under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Seller is duly qualified under the laws of the State of California to conduct business therein. The Liquor License Seller is a duly formed, validly existing and in good standing corporation incorporated under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. The Liquor License Seller is duly qualified under the laws of the State of California to conduct business therein. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Seller's and Liquor License Seller's knowledge, threatened against them, nor are any such proceedings contemplated by them.
        Power and Authority. Each Seller and Liquor License Seller has the full legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Seller or Liquor License Seller (as the case may be) pursuant to this Agreement (collectively, the "Seller Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Seller Documents executed by it. Each Seller and Liquor License Seller has taken all action necessary to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by such Seller or Liquor License Seller (as the case may be) pursuant hereto, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
        Enforceability. This Agreement and the Seller Documents have been duly executed and delivered by Seller and Liquor License Seller and constitute legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
        No Violation. The execution and delivery of this Agreement by each Seller and Liquor License Seller, the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of their organizational documents, (ii) violate or conflict with any judgment, order, decree, writ or injunction issued against such Seller or Liquor License Seller or, to Seller's and Liquor License Seller's knowledge, any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, "Laws") applicable to such Seller or Liquor License Seller, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Seller or Liquor License Seller, (iv) result in or require the creation or imposition, of any lien or other encumbrance upon or with respect to any of the Premises, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person or entity, except as to Liquor License Seller which will file a transfer application with the Department as set forth in Section 18.
        Interim Statements; Historical Statements. Seller has delivered to Buyer the unaudited interim financial statements of the Seller (and the unaudited interim financial statements of Liquor License Seller which are consolidated therein), consisting of balance sheets and related statements of income for the ten (10) months ended May 31, 2005 (the "Interim Statements"). Seller does not have audited financial statements for the ten (10) months ending May 31, 2005. Seller has delivered to Buyer the unaudited financial statements of the Seller (and the unaudited financial statements of Liquor License Seller which are consolidated therein), consisting of balance sheets and related statements of income for fiscal years 2002, 2003 and 2004 ("Historical Statements" and together with the Interim Statements, the "Financial Statements"). The Financial Statements fairly present the financial position of the Seller on the date thereof and have been prepared in accordance with GAAP. Since the date of the Interim Statements, there has been no material adverse change in the assets, operations, properties, financial condition or in the financial operations of the Seller. To Seller's knowledge, the Seller has no liabilities of any kind or nature, fixed or contingent, matured or unmatured, of a nature that would be required to be set forth on the Financial Statements which are not adequately reflected or reserved against on the face of the Financial Statements. Seller shall maintain current financial statements in the ordinary course of its business.
        Litigation. There is no action, suit or other legal or administrative proceeding (including arbitration) or governmental or quasi-governmental investigation pending or, to Seller's knowledge, threatened (1) by or against the Seller or Liquor License Seller or affecting the Seller or Liquor License Seller or any of their properties or assets, except as set forth on Schedule 7(a)(i)(F), or (2) which questions the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders or decrees issued by any governmental authority in any proceeding to which the Seller or Liquor License Seller is or was a party which have not been complied with in full.
        Environmental Matters. Except as set forth in Schedule 7(a)(i)(G) or in the Phase I environmental site assessment dated September, 2001, ("Phase I Report") prepared by Environmental Resources Management, (a copy of which has been provided to Buyer), to Seller's knowledge, none of the following exists at the Premises: (1) underground storage tanks; (2) friable asbestos-containing material; (3) materials or equipment containing polychlorinated biphenyls (other than utility-owned transformers); or (4) landfills, surface impoundments or disposal areas for Hazardous Substances. Except as set forth in Schedule 7(a)(i)(G) or in the Phase I Report, to Seller's knowledge, there are no: Hazardous Substances on or in the Premises, or any portion thereof, other than those used in compliance with applicable law, such as cleaning products, office supplies, spa and pool chemicals, fertilizers, commercial goods and building materials used or stored on the Hotel Property in accordance with applicable law, and to Seller's knowledge the Real Property is in compliance with applicable local, state or federal environmental laws, regulations, ordinances or administrative or judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances with respect to the Real Property. As used herein, "Hazardous Substances" shall mean any substance or material that is regulated, monitored or defined as a hazardous or toxic substance or waste by a governmental authority having jurisdiction over the Premises and the environment, including hydrocarbons, petroleum, gasoline, crude oil, or any products, by products or components thereof and polychlorinated biphenyls.
        Real Estate. There are no pending or, to Seller's knowledge, threatened condemnation proceedings, suits or administrative actions relating to the Real Property or any access thereto or other matters affecting adversely the current use, occupancy or value thereof. There are no outstanding options or rights of first refusal to purchase the parcels of Real Property or any portion thereof or interest therein. There are no leases, licenses or other occupancy agreements affecting any portion of the Premises on the Execution Date, except for the Occupancy Agreements listed in Schedule 7(a)(i)(H) hereto (copies of which have previously been furnished to Buyer). Schedule 7(a)(i)(H) attached hereto also sets forth a copy of the Rent Roll in effect for the month in which the Execution Date occurs, which such rent roll sets forth the security deposits under the Occupancy Agreements and is true, correct and complete in all material respects. The Occupancy Agreements are in full force and effect and have not been amended, and Seller has no knowledge of any default by the Seller under any Occupancy Agreements to which the Seller is an original party or of which the Seller is an assignee since the date of such assignment, Seller has no knowledge of any breach or default by the other party thereto or occurring prior to such assignment, and Seller has not given or received notice of any breach or default thereunder. Seller has no knowledge of any parties in possession or which have rights to possession of the Real Property, other than the Seller, the tenants under the Occupancy Agreements and other contractors, guests, customers and other invitees in the ordinary course of business. All of the security deposits held under the Occupancy Agreements are held in the form of cash and there are no letters of credit issued by any tenant under the Occupancy Agreements.
        Title to Personal Property. Except for the equipment leases described on Schedule 7(a)(i)(I), the Seller has good and marketable title to its assets set forth on the balance sheets of the Financial Statements, and the Seller has not previously conveyed or assigned any portion of, or interest in, the Personal Property to any third party since the date of its acquisition by the Seller, other than in the ordinary course of business consistent with past practice. The Personal Property owned by Seller is free and clear of all liens and encumbrances. In no event shall any tangible Personal Property owned by Seller be removed from the Real Property after the Execution Date and prior to the Closing.
        Compliance with Laws. Except as set forth on Schedule 7(a)(i)(J), the Seller has received no notice that the Premises are not in compliance with any laws, regulations and orders applicable to it. The Seller has not been cited, fined or otherwise notified in writing of any asserted material past or any present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to Seller's knowledge, threatened. To Seller's knowledge, Seller possesses for its sole benefit all Permits (other than the Liquor License possessed by Liquor License Seller) for its business and operations, including with respect to the operation of the Premises. To the knowledge of Seller, all such Permits are valid and in full force and effect, and Seller (or, if applicable, Liquor License Seller) is in full compliance with the respective requirements thereof. No proceeding is pending or, to the knowledge of Seller (or, to the extent applicable, Liquor License Seller), threatened to revoke or amend any of them.
        Intellectual Property. Schedule 7(a)(i)(K) sets forth all trademarks, service marks, registered trade names, registered copyrights, patents and licenses (excluding licenses for the use of computer software programs) and other intellectual property owned by the Seller (the "Intellectual Property"). No payments are required for the continued use of the Intellectual Property.
        Status of Contracts. Schedule 7(a)(i)(L) lists each Contract to which the Seller is a party or by which it or its properties and assets are bound, copies of which have been provided to Buyer. The copy of each Contract furnished to Buyer is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 7(a)(i)(L), the Contracts have been duly executed and delivered and constitute legal, valid, binding and enforceable obligations of the parties thereto and are in full force and effect. Seller has not received any written notice of a violation by the Seller of any of the material terms or conditions of any Contract and, to Seller's knowledge, the Seller is not in breach of any such terms or conditions, all of the material covenants to be performed by any other party thereto have been performed, and there are no claims for breach or indemnification or notice of default or termination under any Contract. Except as set forth on Schedule 7(a)(i)(L), to Seller's knowledge, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute a material default by the Seller under any Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. To Seller's knowledge, the Seller is not subject to any liability or payment resulting from renegotiation of amounts paid to it under any Contract.
        Affiliate Transactions. Other than Liquor License Seller, no affiliate of the Seller owns any assets utilized in the operation of the Premises.
        Utilities. All water, sewer, gas, electricity, telephone and other utilities serving the Hotel Property are supplied directly to the Hotel Property by facilities of public utilities and all installation costs or system development fees or similar capital charges applicable thereto have been fully paid.
        Occupancy. Except for the Occupancy Agreements, to Seller's knowledge, no person (other than routine guests) has any right to possession or occupancy of any portion of the Hotel Property. Except for the Occupancy Agreements, Seller has not granted to any person (other than routine guests) any right to possession or occupancy of any portion of the Hotel Property.
        Special Assessments. Seller has no knowledge of any special assessments currently affecting the Premises that are payable in installments, other than the special assessment relating to the construction of Frank Sinatra Drive adjacent to the Premises.
        Development Agreement. To the Seller's knowledge, each of the Seller and Hotel Property are in full compliance with (i) the terms and conditions applicable to the Hotel Property contained in that certain Development Agreement dated as of August 5, 1983, as amended, between the City and MCO Properties, Inc. (the "Development Agreement") and, (ii) all conditions of approval applicable to the Hotel Property contained therein or otherwise required by the City under the Development Agreement.
        Amenities Agreement. The Amenities Agreement is in full force and effect and has not been amended, and Seller has no knowledge of any default by the Seller under the Amenities Agreement, Seller has no knowledge of any breach or default by the other party thereto or occurring prior to the Execution Date, and Seller has not given or received notice of any breach or default thereunder.
        Liquor Licenses. Schedule A is a true, correct and complete list of all of the Liquor Licenses in Liquor License Seller's possession and/or issued to Liquor License Seller. No Liquor Licenses have been issued in Seller's name. The Liquor Licenses are active and in good standing without pending disciplinary action by the Department of Alcoholic Beverage Control or any other law enforcement agency.
        Declaration. Seller has paid all amounts due under that certain Enabling Declaration for Establishment of Covenants, Conditions, Easements and Restrictions for the Mirada Community Association dated July 19, 1987 (the "Declaration").
        Collective Bargaining Agreements. Neither Seller nor Liquor License Seller has entered into any collective bargaining agreements that are currently in effect.
        Employment Agreements. Neither Seller or Liquor License Seller has entered into any employment agreements other than the employment agreement with Herbert Speigel.
      The representations and warranties of Seller and Liquor License Seller set forth in Section 7(a)(i) of this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date, except as they relate only to an earlier date and except to the extent of any circumstances then existing that modify the representations and warranties (provided, however, that the foregoing shall not in any way be construed as contradicting Section 9(a)(i)). The representations and warranties of Seller and Liquor License Seller set forth in Section 7(a)(i) of this Agreement, or the Seller Documents, shall remain operative and shall survive for one (1) year following Closing. Any claim of Buyer based on an alleged breach or failure of any of Seller's or Liquor License Seller's representations or warranties must be made before expiration of one (1) year following Closing (the "Claim Period") or shall automatically be null, void and of no force or effect whatsoever. For purposes hereof, a claim shall be considered "made" only if written notice is given to Seller or Liquor License Seller before the end of the Claim Period. If Buyer closes hereunder with knowledge that any representation or warranty made by Seller or Liquor License Seller is untrue, it shall be deemed waived.
      To Seller's and Liquor License Seller's knowledge, Seller and Liquor License Seller are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders").
      To Seller's and Liquor License Seller's knowledge, neither Seller nor any partner or beneficial owner of Seller (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders, (iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iv) shall transfer or permit the transfer of any interest in Seller or any beneficial owner in Seller to any person or entity who is, or any of whose beneficial owners are, listed on the Lists. Seller and Liquor License Seller hereby covenant and agree that if either or both obtains knowledge that Seller or Liquor License Seller or any of their partners or beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller and/or Liquor License Seller, as the case may be, shall immediately notify Buyer in writing, and in such event, Buyer shall have the right to terminate this Agreement without penalty or liability to Seller immediately upon delivery of written notice thereof to Seller, in which event the Deposit shall promptly be returned to Buyer.
      Seller's representations and warranties set forth in Section 7(a)(iii) and (iv) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date. The representations and warranties of Seller and Liquor License Seller set forth in Section 7(a)(iii) and (iv) of this Agreement shall remain operative and shall survive the Closing.

    As used in this Agreement, the words "Seller's knowledge" or "Liquor License Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Seller's representatives, Herbert Speigel, general manager of the Hotel Property and Marla Steele and Ed Mace without such individuals having any obligation to make an independent inquiry or investigation and without imputation to such individuals of the knowledge of others, whether or not any such others would be deemed agents of Seller or of the named individuals. The named individuals are mentioned solely for establishing an objective reference for measuring Seller's knowledge, and are not making such representations and warranties in their individual capacities. Accordingly, only Seller (and not the named individuals) shall be liable in the event any such representations or warranties are breached. Seller and Liquor License Seller represent and warrant that the aforementioned individuals are the individuals currently in the employ of Seller, Liquor License Seller and/or their affiliates with sufficient knowledge concerning the matters that Seller and Liquor License Seller have made such representations and warranties and each such individual has asset management responsibility with respect to the Premises within its respective organization.

    Buyer represents and warrants to Seller as follows:
        Entity Status. Buyer is a duly formed, validly existing and in good standing limited liability company organized under the laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. Buyer is, or will be at Closing, qualified under the laws of the State of California to conduct business therein. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, dissolution or other similar legal proceedings are pending or, to Buyer's knowledge, threatened against Buyer, nor are any such proceedings contemplated by Buyer.
        Power and Authority. Buyer has the requisite legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by Buyer pursuant to this Agreement (collectively, the "Buyer Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Buyer Documents. Buyer has taken all action necessary to authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.
        Enforceability. This Agreement and Buyer Documents have been duly executed and delivered by Buyer and constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.
        No Violation. The execution and delivery of this Agreement by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated by this Agreement will not (i) contravene any provision of its organizational documents, (ii) violate or conflict with any judgment, order, decree, writ or injunction issued against Buyer, or any Laws applicable to Buyer, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of tine or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any material agreement which is applicable to, binding upon or enforceable against Buyer, (iv) result in or require the creation or imposition, of any lien upon or with respect to any of the property, assets or the issued and outstanding interests in Buyer, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, any court or tribunal or any other person.
        Litigation. There is no action, suit or other legal or administrative proceeding or governmental investigation pending or, to Buyer's knowledge, threatened, by or against Buyer or affecting Buyer or any of its properties or assets or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby. There are no outstanding orders or decrees issued by any governmental authority in any proceeding to which Buyer is or was a party which have not been complied with in full.
      The execution, delivery and performance of this Contract and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement or instrument to which Buyer is a party.
      To the best of Buyer's knowledge, Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury ("OFAC") and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the "Orders"); and
      To the best of Buyer's knowledge, neither Buyer nor any partner or beneficial owner of Buyer (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the "Lists"), (ii) is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders, (iii) is owned or controlled by, nor acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iv) shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the Lists. Buyer hereby covenants and agrees that if Buyer obtains knowledge that Buyer or any of its partners or beneficial owners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Buyer immediately upon delivery of written notice thereof to Buyer, in which event the Deposit shall promptly be returned to Buyer.
      Buyer's representations and warranties set forth in Section 7(b)(iii) and (iv) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date. The representations and warranties of Buyer set forth in Section 7(b)(iii) and (iv) of this Agreement shall remain operative and shall survive the Closing.

  As used in this Agreement, the words "Buyer's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (and, to the extent of the information set forth in the Due Diligence Materials, imputed) knowledge of Greg Denton, an individual charged with responsibility for acquiring the Premises, without such individual having any obligation to make an independent inquiry or investigation and without imputation to such individual of the knowledge of others, whether or not any such others would be deemed agents of Buyer or of the named individual. The named individual is mentioned solely for establishing an objective reference for measuring Buyer's knowledge, and is not making such representations and warranties in its individual capacities. Accordingly, only Buyer (and not the named individual) shall be liable in the event any such representations or warranties are breached.

  Dispute Resolution.
    Disputes Subject to Arbitration. Subject to Section 7(a)(ii) hereof, if any claim, dispute or difference of any kind whatsoever (a "Dispute") shall arise out of or in connection with or in relation to this Agreement whether in contract, tort, statutory, or otherwise, and including any questions regarding the existence, scope, validity, breach or termination of this Agreement, the Dispute shall be finally settled by arbitration pursuant to the procedures set forth in this Section 8. The parties hereby agree that the Tribunal (as defined herein) shall have the power to order equitable remedies, including specific performance and injunctive relief.
    Selection of Arbitral Tribunal. An arbitral tribunal of three arbitrators (the "Tribunal") shall be established in conformity with the Comprehensive Arbitration Rules and Procedures of JAMS, excluding Rule 30 32 thereof, in effect at the time such arbitration is commenced. Each party shall appoint an arbitrator within fifteen (15) days of the date of a request to initiate arbitration, and the two appointed arbitrators will then jointly appoint a third arbitrator within fifteen (15) days of the date of the appointment of the second arbitrator, to act as chairman of the Tribunal. Arbitrators not appointed within the time limits set forth in the preceding sentence shall be appointed by JAMS.
    Arbitration Proceedings. The arbitration shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS, excluding Rule 30 32 thereof. The arbitrators shall apply the substantive law of California (exclusive of choice of law principles) in resolving the Dispute. Issues relating to the conduct of the arbitration and enforcement of any award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1-16. No party to any Dispute shall be required to join any other person as a party to the Dispute pursuant to the arbitration provisions set forth in this Section 8.
    The Award; Expenses. Except as expressly required by applicable law, the Tribunal shall limit its monetary awards to compensatory damages (which may include a requirement that the losing party bear attorneys' fees and costs of the arbitration proceeding) and shall not award punitive or exemplary damages of any kind. Unless the Tribunal determines otherwise, each party to an arbitration proceeding shall be responsible for all fees and expenses of such party's attorneys, witnesses, and other representatives, and one-half of the other fees and expenses of the Tribunal and the other costs of the arbitration shall be allocated to and paid by (i) the party or parties initiating the respective arbitration proceeding and (ii) the party or parties against whom the respective arbitration proceeding is brought. Any monetary award shall be in dollars of the United States of America. The award rendered in any arbitration commenced hereunder shall be final and binding upon the parties, and each party hereby waives any claim or appeal whatsoever against it or any defense against its enforcement.
    Obligation to Arbitrate. The obligation to arbitrate under this Section 8 is binding on the parties, successors and assigns. For purposes of appointing arbitrators, any party, successors and assigns shall jointly appoint such party's arbitrator.
    Continuing Obligations. Until such time as a final determination of any Dispute is obtained pursuant to this Section 8 and, notwithstanding any termination of or default under, or alleged termination of or default under, this Agreement, all parties to this Agreement involved in such Dispute shall remain liable for, and shall be required to continue to satisfy, their respective obligations under this Agreement.
  Conditions Precedent to Closing.
    Buyer's obligation under this Agreement to purchase the Premises is subject to the fulfillment of each of the following conditions on or before the Closing Date:
      The representations and warranties of Seller and Liquor License Seller contained herein shall continue to be true, accurate and correct in all material respects as of the Closing Date.
      Seller shall have delivered the documents and other items required pursuant to Section 10, and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all material conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.
      The Title Company issues or is irrevocably committed to issuing an ALTA Owner's Policy of Title Insurance (Form B, Rev. 10/17/70) (the "Title Policy") in the amount of the Purchase Price, insuring fee interest to the Real Property in Buyer, subject only to the Permitted Exceptions.
      There shall be no management agreement for the Premises in effect as of the Closing Date.
      The City of Rancho Mirage shall have consented to the transfer of the Development Agreement in accordance with Section 20 of the Development Agreement.
      Seller shall have delivered to Buyer true, correct and complete unaudited interim financial statements of the Seller (and the unaudited interim financial statements of Liquor License Seller which shall be consolidated therein) consisting of balance sheets and related statements of income for the period between May 31, 2005 and the last day of the most recent month for which final unaudited interim financial statements are available.
      Seller shall have delivered to Buyer tax clearance certificates showing that all sales tax has been paid for the period prior to the month of Closing and a letter from the City of Rancho Mirage stating that the transient occupancy tax has been paid.

    The foregoing requirements are for the benefit of Buyer and any condition may be waived by Buyer in its sole and absolute discretion.

    Seller's and Liquor License Seller's obligations under this Agreement are subject to the fulfillment of each of the following conditions on or before the Closing Date:
      The representations and warranties of Buyer contained herein shall be true, accurate and correct in all material respects as of the Closing Date.
      Buyer shall have delivered the funds required hereunder and the documents and other items required pursuant to Section 11 and shall have performed in all material respects all other covenants, undertakings and obligations, and complied with all material conditions required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

  The foregoing requirements are for the benefit of Seller and any condition may be waived by Seller in its sole and absolute discretion.

  Documents to be Delivered by Seller at Closing.

  At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following, to Escrow Company:

    A grant deed in the form of Schedule 10(a) hereof;
    A bill of sale transferring the Personal Property and Other Property in the form of Schedule 10(b) hereof;
    An assignment and assumption of the Contracts, Permits and Occupancy Agreements in the form of Schedule 10(c) hereof;
    The Covenants in the form attached hereto on Schedule 26(b);
    All keys and all originals in Seller's possession of the Occupancy Agreements, Contracts and Permits;
    To the extent in Seller's possession and not already located at the Premises, all Permits.
    A "FIRPTA" certificate from each Seller in the form of Schedule 10(g) annexed hereto and made a part hereof.
    An Owner's affidavit in form and substance reasonably satisfactory to Seller and Title Company.
    All other documents Seller is required to deliver pursuant to the provisions of this Agreement.
    Notice letters to all vendors under all Contracts which Buyer has agreed to assume hereunder and to the tenant under the Occupancy Agreements.
    A resignation of Seller's appointees to the Board of Directors of the Mirada Community Association.
    The Management Agreement in the form of Schedule 10(l) hereof.
    Evidence, in form satisfactory to the Buyer, that the individual executing this Agreement and the other documents Seller is required to deliver pursuant to the provisions of this Agreement is authorized by Seller to execute such documents on behalf of Seller and to bind Seller with respect thereto.
  Documents to be Delivered by Buyer at Closing.

  At the Closing, Buyer shall execute, acknowledge and/or deliver, as applicable, the following, to Escrow Company:

    An assignment and assumption of the Contracts, Permits and Occupancy Agreements in the form of Schedule 10(c) hereof;
    The Covenants in the form attached hereto on Schedule 26(b);
    Immediately available funds equal to the Purchase Price, plus Buyer's share of any closing costs, in cash or other immediately available funds, subject to apportionments, credits and adjustments as provided in this Agreement.
    The Management Agreement in the form of Schedule 10(l) hereof.
    Evidence, in form satisfactory to the Seller, that the individual executing this Agreement and the other documents Buyer is required to deliver pursuant to the provisions of this Agreement is authorized by Buyer to execute such documents on behalf of Buyer and to bind Buyer with respect thereto.
    A designation of Buyer's appointees to the Board of Directors of the Mirada Community Association.
  Costs and Adjustments.

  At Closing, the following items shall be paid or allocated:

    The parties shall share equally any escrow fees in connection with the Closing. Each party will be responsible for the fees and expenses of their respective attorneys (provided that the foregoing is not intended to contradict Section 8(d) above).
    Seller shall pay: (i) the premium of a CLTA basic policy of title insurance issued in accordance with the Title Policy; (ii) recording fees in connection with any reconveyance requested hereby, (iii) 50% of all state and county documentary transfer taxes applicable to the Real Property, (iv) 50% of any sales and use tax payable in connection with the sale of the Personal Property up to Two Hundred Thousand and No/100 Dollars ($200,000.00), and (v) any additional costs and charges customarily charged to sellers in accordance with common escrow practices in the county in which the Premises is located, other than those costs and charges specifically required to be paid by Buyer hereunder. Buyer shall pay: (i) the premium for any excess premium charged for an ALTA policy, the premium for a loan policy, the premium for extended coverage and for any other endorsements desired by Buyer, (ii) the recording fees required in connection with the transfer of the Premises to Buyer, (iii) 50% of all state and county documentary transfer taxes applicable to the Real Property, (iv) any sales and use tax payable in connection with the sale of the Personal Property that is not the obligation of Seller pursuant to clause (iv) above, and (v) any additional costs and charges customarily charged to buyers in accordance with common escrow practices in the county in which the Premises is located, other than those costs and charges specifically required to be paid by Seller hereunder. The update to the Survey shall be paid for by Buyer.
  Operation of the Premises prior to the Closing Date.
    Seller and Liquor License Seller covenant and agree that, between the Execution Date and the Closing Date, the Seller and Liquor License Seller shall operate their respective businesses in the ordinary course, consistent with past practice. Buyer acknowledges and agrees that the Consumables, Food and Beverage and Operating Equipment included in the Other Property are subject to variations and depletions in the ordinary course of business; provided, however, that at the Closing there shall be sufficient levels of such Other Property to operate the Hotel Property in the ordinary course of business consistent with past practice.
    Buyer, Seller and Liquor License Seller shall use their respective commercially reasonable and timely efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.
    The capital improvement or replacement projects for the Hotel Property that are in progress on the date hereof are described on Schedule 13 hereto. Seller agrees that it shall be responsible for completing and funding such projects to the extent described on Schedule 13.
    In addition to Seller's other obligations hereunder, Seller shall, in between the Execution Date and the Closing Date, at Seller's sole cost and expense, maintain the Premises in good order, condition and repair, reasonable wear and tear excepted, pay all taxes, assessments, fines, penalties, charges and other operating expenses as they become due, and shall make all repairs, maintenance and replacements of the Personal Property and otherwise operate the Property in the same manner as before the making of this Agreement, the same as though Seller were retaining the Premises. Seller shall not make any alterations to the Premises (other than as set forth on Schedule 13) without first receiving Buyer's prior written consent thereof.
    Seller shall not, in between the Execution Date and the Closing Date, enter into any lease, contract or agreement pertaining to the Premises, or waive any rights of Seller thereunder, terminate, amend or modify in any manner any Occupancy Agreements and/or Contracts, without in each case obtaining Buyer's prior written consent thereto, which may be granted or withheld in Buyer's sole and absolute discretion.
    Seller shall not, in between the Execution Date and the Closing Date, mortgage, encumber or suffer to be encumbered all or any portion of the Premises, which encumbrances would survive the Closing Date, without in each case obtaining Buyer's prior written consent thereto, which may be granted or withheld in Buyer's sole and absolute discretion.
    Seller shall maintain in full force and effect through the Closing Date all of the insurance policies that Seller has had for the three (3) month period prior to the Execution Date.
    Seller shall, between the Execution Date and the Closing Date, continue to book hotel rooms to guests in the ordinary course of business and at the rates currently in effect.
  As Is.
    To induce Seller to enter into this Agreement, Buyer acknowledges and agrees that, except as otherwise expressly set forth herein, the Premises shall be conveyed and transferred "AS IS, WHERE IS, AND WITH ALL FAULTS" and, except to the extent of any representation or warranty made by Seller in Section 7, and except to the extent of any representation or warranty made by Seller in any document executed by Seller at Closing, Seller does not warrant or make any representation, express or implied, as to the merchantability, quantity, quality, condition, suitability or fitness of the Premises for any purpose whatsoever, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, and Environmental Law, including, without limitation, the Clean Air Act, the Comprehensive Response Compensation and Liability Act (CERCLA) and the Super Fund Amendments and Reauthorization Act (SARA), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances. Buyer also acknowledges and agrees that the provisions in this Agreement for inspection and investigation of the Premises are adequate to enable Buyer to make Buyer's own determination with respect to the suitability or fitness of the Premises, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, Environmental Law, including, without limitation, the Clean Air Act, the Comprehensive Response Compensation and Liability Act (CERCLA) and the Super Fund Amendments and Reauthorization Act (SARA), the Americans with Disabilities Act, and any other federal, state or local statutes, codes or ordinances. As used herein, the term "Environmental Law" shall mean any law, rule or regulation relating to any Hazardous Substances.

    Except to the extent of the representations and warranties made by Seller in Section 7 and in any documents executed and delivered by Seller at Closing, Buyer, for itself and its successors and assigns, releases Seller and its agents, employees, partners, officers, directors, managers, members, contractors, consultants and representatives from, and waives any and all causes of action or claims, known or unknown, against any of such persons for (a) any and all liability attributable to any physical condition of or at the Premises, including, without limitation, the presence on, under or about the Premises of any Hazardous Substances; (b) any and all liability resulting from the failure of the Premises to comply with any applicable laws, and (c) any liabilities, damages or injury arising from, connected with or otherwise caused by statements, opinions or information obtained from any of such persons with respect to the Premises.

    This release includes claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer's release of Seller. Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR." THE PARTIES CONFIRM THAT THEY ARE EXECUTING THE FOREGOING WAIVER WITH THE ADVICE OF COUNSEL WHO HAS EXPLAINED TO THEM ITS LEGAL EFFECT.

    __________________________ ________________________

    SELLER'S INITIALS BUYER'S INITIALS

    __________________________

    LIQUOR LICENSE SELLER'S INITIALS

    The provisions of this Section 14 shall survive the termination of this Agreement and the Closing.
  No Brokerage Commission.

  Buyer and Seller represent to each other that such representing party has not dealt with any broker in connection with Buyer's purchase of the Premises or the transactions described herein.

  Casualty; Condemnation.
    Damage or Destruction. If a "material" part of the Premises is damaged or destroyed by fire or other casualty, Seller shall notify Buyer of such fact and, except as hereinafter provided, Buyer shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) business days after receipt of Seller's notice (and if Buyer does not affirmatively terminate this Agreement within such period, then Buyer shall be deemed to have elected to terminate this Agreement). If this Agreement is so terminated, the provisions of Section 16(d) shall apply. If (i) Buyer does not elect to terminate this Agreement, or (ii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material," as such term is hereinafter defined) of the Premises, Buyer shall close as provided in this Agreement and, at the Closing, Seller shall, unless Seller has repaired such damage or destruction prior to the Closing, (x) pay over to Buyer the proceeds of any insurance collected by Seller less the amount of all costs incurred by Seller in connection with any action required by the governmental authority to maintain the Premises and in connection with collection of the insurance proceeds and the amount of any deductible, and (y) assign and transfer to Buyer all right, title and interest of Seller in and to any uncollected insurance proceeds which Seller may be entitled to receive from such damage or destruction. A "material" part of the Premises for purposes of this Section 16(a) shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be $1,675,000, as reasonably estimated by Seller or a construction company reasonably acceptable to Buyer, or if such damage or destruction materially and adversely affects the ongoing operation of the Hotel Property, terminates any routes of ingress or egress to the Hotel Property, or results in a reduction of available parking area that causes the remaining number of parking spaces following condemnation to be less than required by applicable zoning codes.
    Condemnation. If, prior to the Closing Date, all or any material portion (as hereinafter defined) of the Premises is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated) or if all or any portion of the Tennis Court Land is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), Seller shall notify Buyer of such fact and the Buyer shall have the option to terminate this Agreement upon notice to the Seller given not later than fifteen (15) business days after receipt of the Seller's notice (and if Buyer does not affirmatively terminate this Agreement within such period, then Buyer shall be deemed to have elected to terminate this Agreement). If this Agreement is so terminated, the provisions of Section 16(d) shall apply. If Buyer does not elect to terminate this Agreement, or if an "immaterial" portion ("immaterial" is herein deemed to be any taking which is not "material", as such term is herein defined) of the Premises is taken by eminent domain or condemnation, at the Closing, Seller shall assign and turnover, and Buyer shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation, less any reasonable costs incurred by Seller in connection therewith. A "material" portion of the Premises for purposes of this Section 16(b) means more than ten percent (10%) of the gross floor area of the improvements which comprise the Hotel Property or any portion of the improvements necessary for the ongoing operation of the Hotel Property or a material reduction of available parking area occurs.
    If Buyer elects to terminate this Agreement pursuant to Section 16(a) or 16(b), this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations and the Deposit shall promptly be returned to Buyer.
    Seller and Buyer hereby agree that their respective rights in case of damage, destruction, condemnation or taking by condemnation shall be governed exclusively by the provisions of this Section 16.
  Remedies.
    IN THE EVENT OF A DEFAULT HEREUNDER BY BUYER PRIOR TO THE CLOSING DATE, OR IF THE CLOSING FAILS TO OCCUR BY REASON OF BUYER'S FAILURE OR REFUSAL TO PERFORM ITS OBLIGATIONS HEREUNDER ON THE CLOSING DATE FOR ANY REASON WHATSOEVER, EXCEPT SELLER'S OR LIQUOR LICENSE SELLER'S DEFAULT, THEN SELLER AND LIQUOR LICENSE SELLER SHALL, AS THEIR SOLE AND EXCLUSIVE REMEDY, TERMINATE THIS AGREEMENT BY NOTICE TO BUYER. IF SELLER AND LIQUOR LICENSE SELLER ELECT TO TERMINATE THIS AGREEMENT, THEN THIS AGREEMENT SHALL BE TERMINATED AND SELLER AND LIQUOR LICENSE SELLER SHALL RETAIN THE DEPOSIT, INCLUDING ANY INTEREST ACCRUED THEREON, AS LIQUIDATED DAMAGES FOR ALL LOSS, DAMAGE AND EXPENSES SUFFERED BY THEM, IT BEING AGREED THAT THEIR DAMAGES ARE IMPOSSIBLE TO ASCERTAIN, AND IT BEING FURTHER AGREED THAT THE LIQUIDATED DAMAGES AS DESCRIBED IN THIS SECTION 17(a) ARE REASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT WAS MADE, AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS, OBLIGATIONS OR LIABILITIES HEREUNDER, EXCEPT FOR THOSE OBLIGATIONS WHICH SPECIFICALLY SURVIVE ANY TERMINATION OF THIS AGREEMENT PURSUANT TO THE TERMS HEREOF (THE "SURVIVING OBLIGATIONS"). NOTHING CONTAINED HEREIN SHALL LIMIT OR RESTRICT SELLER'S AND LIQUOR LICENSE SELLER'S ABILITY TO PURSUE ANY RIGHTS OR REMEDIES THEY MAY HAVE AGAINST BUYER WITH RESPECT TO THE SURVIVING OBLIGATIONS. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER AND LIQUOR LICENSE SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.

    __________________________ ________________________

    SELLER'S INITIALS BUYER'S INITIALS

    __________________________

    LIQUOR LICENSE SELLER'S INITIALS

    In the event of a default hereunder by Seller or Liquor License Seller on or prior to the Closing Date for any reason whatsoever, except Buyer's default, Buyer may, as Buyer's sole and exclusive remedies, (i) enforce specific performance of this Agreement, provided, that Buyer may only bring an action for specific performance if (A) Buyer has notified Seller and Liquor License Seller in writing of the obligation which was not satisfied and Seller and Liquor License Seller have not cured such obligation within ten (10) days after receiving such notice, (B) Buyer files an action for specific performance within ninety (90) days after Seller's and Liquor License Seller's right to cure has lapsed, and (C) if successful, Buyer will purchase the Premises subject to the terms and conditions set forth in Section 14 and elsewhere in this Agreement, or (ii) terminate this Agreement by written notice delivered to Seller and Liquor License Seller on or before the Closing Date if Buyer has notified Seller and Liquor License Seller in writing of the obligation which was not satisfied and Seller and Liquor License Seller have not cured such obligation within ten (10) days of receiving such notice, in which case the Deposit shall promptly be returned to Buyer; and upon termination, Buyer shall have the right to seek reimbursement of its reasonable and actual third party out of pocket expenses incurred by Buyer in connection with negotiating this Agreement and performing its due diligence of the Premises in an amount of no more than Three Hundred Thousand and No/100 Dollars ($300,000.00), and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations, or (iii) waive Seller's and Liquor License Seller's default and proceed to consummate the transactions contemplated by this Agreement. Buyer agrees that its failure to timely commence any such action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action.
  Liquor License.
    To facilitate the conveyance of the Liquor License, Buyer and Liquor License Seller agree that Liquor License Seller and Buyer shall promptly file a transfer application for such Liquor License with the California Department of Alcoholic Beverage Control ("Department") in accordance with all applicable laws; provided, however, that Buyer shall be solely responsible to prepare and file the application with the Department. Buyer shall be solely responsible for payment of any and all license fees and/or transfer fees required to achieve transfer of the Liquor License and liquor inventory to Buyer. Liquor License Seller agrees to reasonably cooperate with Buyer in filing such application.
    Within five (5) days of the opening of escrow, Escrow Company is instructed to open a second escrow ("Liquor License Escrow"), and to transfer from the Deposit held in the escrow to the Liquor License Escrow, being the sum of Forty Thousand and No/100 Dollars ($40,000.00) for the Liquor License, Five Thousand and No/100 Dollars ($5,000.00) for the Liquor FF&E and One Hundred Thousand and No/100 Dollars ($100,000.00) for the Liquor Inventory. Escrow Company is further instructed to thereafter promptly prepare and record the Notice of Intended Transfer as required under Section 24073 of the California Business and Professions Code and to concurrently therewith deliver a certified copy to Seller and Buyer. Escrow Company is further directed, no later than five (5) business days after the requirements for transfer as provided in Section 24049 of the California Business and Professions Code have been satisfied, to pay out of the Liquor License Purchase Price, the claims of bona fide creditors of the Liquor License Seller who file their claims with the Escrow Company before the Escrow Company is notified by the Department of its approval of the transfer of the Liquor License or if the Liquor License Purchase Price is insufficient to pay such claims in full, Escrow Company shall distribute the consideration as set forth in California Business and Professions Code Section 24074; provided, however, that Liquor License Seller may dispute any claim by delivering written notice of such dispute to Escrow Company, and upon receipt of such notice, Escrow Company shall notify the claimant thereof, and the amount or pro rata amount thereof shall be retained by the Escrow Company for a period of twenty-five (25) days, and if not attached shall be paid to Liquor License Seller.
    At the Liquor License Closing, Liquor License Seller shall execute, acknowledge and/or deliver, as applicable, to Escrow Company,
      A Bill of Sale of the Liquor Inventory ("Liquor Inventory Bill of Sale") in substantially the form of Schedule 18(c)(i) attached hereto and any and all other documents necessary to transfer the Liquor License; and
      A sales tax clearance certificate showing that all sales tax has been paid for the period prior to the month of Closing.
    At the Liquor License Closing, Buyer shall execute, acknowledge and/or deliver, as applicable, to Escrow Company, Buyer's share of the Liquor License Escrow closing costs and any other costs to be borne by Buyer under the terms of this Agreement and necessary for the Liquor License Closing.
    Escrow Company is instructed to close the Liquor License Escrow as soon as possible after the occurrence of the following conditions precedent:
      The Closing for the purchase and sale of the Premises, and
      Approval by the Department of the transfer of the Liquor License to Buyer.
      Delivery by Buyer and Liquor License Seller of all documents and funds described in subparagraph (b) above.

    Buyer shall not be required to assume any lease between Liquor License Seller and any concessionaire that exists prior to or on the date of the Liquor License Closing.

    Upon transfer of the Liquor License and closing of the Liquor License Escrow, Escrow Company shall deliver to Buyer the Liquor Inventory Bill of Sale and shall deliver to Liquor License Seller the Liquor License Purchase Price less the amount of any creditor claims paid as provided herein and less Liquor License Seller's share of any Liquor License Escrow fees as provided herein.

    Buyer shall have the right to direct Heritage Bank of San Jose, California to assume the obligations of the Escrow Company under this Section 18, provided that if Heritage Bank will not prepare notices required to complete the Liquor License Closing, Buyer will do so. Such assumption shall become effective upon execution by the parties hereto and by Heritage Bank of an acceptable assumption agreement.

    Buyer and Liquor License Seller shall equally share any escrow fees for the Liquor License Escrow, but Buyer shall pay all sales tax due upon closing of the Liquor License Escrow. Buyer shall be solely responsible for any license fees, transfer fees or other fees payable to the Department, recording and publication fees for the Notice of Intended Transfer and other costs related to the transfer of the Liquor License, except as otherwise specifically provided herein.
    In the event that the conditions precedent to the Liquor License Closing have not occurred on or before the Closing Date, then Liquor License Seller agrees to assist Buyer in filing an application for a Temporary Retail Permit to Transferee of Licensed Premises (the "Temporary Permit") with the Department; provided, however, that Liquor License Seller shall not be required to place the existing Premises liquor license with the Department for safe keeping until such time as Liquor License Seller determines, in its sole discretion, that the Closing will occur as contemplated by this Agreement. If on the Closing Date, Buyer has not received the Temporary Permit, to the extent permitted by law, and at no expense to Seller or Liquor License Seller, Liquor License Seller (through a valid sublease with an affiliate of Seller as concessionaire) shall continue the sale of alcoholic beverage sales on the Premises for a period of not to exceed ninety (90) days after Closing, including, if necessary, the use of Liquor License Seller's existing liquor license, pending action upon Buyer's application to the Department.

  Nothing in this Section 18 shall operate or be construed to mean that Buyer's ability to obtain a hotel liquor license from the Department is a condition to the Closing, nor shall Buyer's failure to obtain a hotel liquor license from such authority give Buyer the right to terminate this Agreement.

  Indemnity.
    Indemnification by Seller. Seller and Liquor License Seller shall indemnify and hold harmless the Buyer and its officers, directors, employees, constituent partners, affiliates and agents (each a "Buyer Party"), from and after the Closing Date, against and in respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses or other costs, including reasonable attorneys' fees, costs of defense and costs of collection and consequential damages, but not punitive damages except to the extent that punitive damages are payable to a third party (collectively, "Losses") incurred by such persons arising from or relating to: (i) any breach of any of the representations or warranties made by Seller or Liquor License Seller in this Agreement or in any of the Seller Documents; (ii) any breach of the covenants and agreements made by Seller or Liquor License Seller in this Agreement or any of the Seller Documents; (iii) any liability or obligation of the Seller or Liquor License Seller owing for any period prior to the Closing Date (regardless of when billed or invoiced) including without limitation any liability to any employee for claims arising from termination of employment or claims relating to periods of employment by Seller or Liquor License Seller, (iv) any liability or obligation asserted against or incurred by Liquor License Seller in connection with the sale of alcoholic beverages at the Premises before Closing; (v) any broker's or finder's fee payable to any party with whom Seller has a relationship or is claiming a relationship with Seller or Liquor License Seller; or (vi) any other lawsuit or potential lawsuit described in Schedule 7(a)(i)(F).
    Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and Liquor License Seller and their officers, constituent partners, employees, affiliates and agents (each a "Seller Party"), at all times from and after the Closing Date, against and in respect of all Losses incurred by such persons arising from or relating to: (i) any breach of any of the representations or warranties made by Buyer in this Agreement or any of the Buyer Documents, (ii) any breach of the covenants and agreements made by Buyer in this Agreement or any of the Buyer Documents including, without limitation, the obligation to return any security deposits maintained by the Seller and delivered to Buyer on the Closing Date, the loss of any guest property in the care of the Seller and delivered to Buyer on the Closing Date which do not relate to Seller's actions or WARN Act notice given, or which should have been given, by Seller; (iii) any liability or obligation of the Seller or Liquor License Seller owing for any period after the Closing Date (regardless of when billed or invoiced), other than any other liability or obligation of the Seller or Liquor License Seller that is expressly made their responsibility by the terms of this Agreement or with respect to which Buyer is indemnified under Section 19(a) above; (iv) any liability or obligation asserted against or incurred by Liquor License Seller because of the use of Liquor License Seller's existing liquor license for the continuance of alcoholic beverage sales at the Premises after Closing; (v) any claim made by any party arising from or in connection with Buyer's or its Affiliates acts or omissions relating to the development and Sale of the Tennis Court Land as described in Section 26, including without limitation claims for defective construction, illegal acts or omissions, negligence and breach of contract; or (vi) any broker's or finder's fee payable to any party with whom Buyer has a relationship or is claiming a relationship with Buyer.
    Procedure for Claims by Third Parties. The rights and obligations of a party claiming a right to indemnification hereunder (each an "Indemnitee") from a party to this Agreement (each an "Indemnitor") in any way relating to a third party claim shall be governed by the following provisions of this Section 19(c):
      The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action, suit or proceeding ("Action"), or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a "Notice of Claim"). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and/or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the Action giving rise to the indemnification claim.
      In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within thirty (30) days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Section 19(c) (without admitting responsibility to indemnify therefor) and that the Indemnitor would be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any Action and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an "Indemnification Acknowledgment"), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor, subject to the terms hereof; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its Premises during such 30-day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement or does not undertake the defense of the Action, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor, subject to the terms hereof. If the Indemnitor disputes its responsibility for such Loss by written notice to the Indemnitee given within such 30-day period, then either the Indemnitor or the Indemnitee may demand arbitration. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such Action, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (x) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such Action or (y) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, or (z) the Indemnitor has not undertaken the defense of such Action, in which case the fees and expenses of counsel incurred by the Indemnitee shall be borne by the Indemnitor, subject to the terms hereof. After undertaking a defense, an Indemnitor may only relinquish or terminate such defense upon reasonable notice to such Indemnitee. In all events where such Indemnitor relinquishes or terminates the defense of such Action, such Indemnitor shall reasonably cooperate in providing a transition of such defense such that the defense is not hindered by such relinquishment or termination.
      The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the Action shall keep the other fully informed of such Action at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such Action. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with this Section 19(c), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitee may reasonably request in connection with the defense of any such Action, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee reasonably believes should be given confidential treatment.
      The Indemnitor shall not make or enter into any settlement of any Action which Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), and there is no finding or admission of any violation of law by, or effect on any other claim that may be made against, the Indemnitee.

    Any claim for indemnification that may be made under more than one subsection under this Section 19 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection. If the Indemnitor disputes its responsibility for such Loss by written notice to the Indemnitee given within such 30-day period, then either the Indemnitor or the Indemnitee may demand arbitration.

    Procedure for Claims between the Parties. Upon obtaining knowledge of a Loss which shall entitle an injured party to indemnification hereunder which does not arise from a third party claim, the injured party shall deliver a Notice of Claim to the Indemnitor. The Notice of Claim shall state in reasonable detail the nature and estimated amount of any such Loss giving rise to the right of indemnification hereunder. The Indemnitor shall have twenty (20) days after receipt of a Notice of Claim to respond to such Notice of Claim stating whether or not it disputes its liability or the amount thereof, and the basis for any objection. If the Indemnitor fails to respond to such Notice of Claim within such 20-day period, the Indemnitor shall be deemed to have acknowledged its responsibility for such Loss, and in such event, or if the Indemnitor does not dispute its liability, then the Indemnitor shall pay and discharge any such Loss which is not contested within forty-five (45) days after receipt of such Notice of Claim. If the Indemnitor disputes its responsibility for such Loss by written notice to the Indemnitee given within such 20-day period, then either the Indemnitor or the Indemnitee may demand arbitration.
    Limitations. Notwithstanding anything contained in this Agreement to the contrary:
      Seller's aggregate liability under Section 19(a)(i) shall not exceed five percent (5%) of the Purchase Price (the "Cap"); provided, however, the Cap shall not apply to actual fraud committed by Seller and/or Liquor License Seller or a breach of Seller's representations concerning ownership of the Premises or a breach of Liquor License Seller's representations concerning ownership of the Liquor License;
      All of Seller's obligations pursuant to Section 19(a)(i) shall terminate upon expiration of the Claim Period, except as to those matters as to which Buyer has previously made claim against Seller; and
      no claim for indemnification based on a breach of Seller's or Liquor License Seller's representations and warranties shall be asserted by Buyer under Section 19(a)(i) until the amounts payable exceed Three Hundred Thirty-Five Thousand and No/100 Dollars ($335,000.00) in the aggregate; and any claim for indemnification or reimbursement of defense costs by Buyer under Section 19(i) must be made during the Claim Period or shall automatically be null, void and of no force or effect whatsoever (a claim shall be considered "made" only if given by written notice to Seller or Liquor License Seller before the end of the Claim Period).

  All notices and claims must be given in accordance with Section 23 to be effective. Except for any matter relating to a Cap Exclusion with regard to Buyer, each of Seller and Buyer hereby expressly waives and relinquishes all other rights or remedies available to it at law, in equity or otherwise (including, without limitation, the right to seek damages or equitable relief from the other) with respect to any Losses (including, without limitation, defense costs) incurred by such party for which such party is indemnified by the other party under Section 19. This Section 19(e) shall not limit or impair Buyer's or Seller's right to object to the final closing statement or the adjustments made thereunder in accordance with Section 3(c) above.

  Escrow.

  The Escrow Company shall hold the Deposit and all documents in escrow and shall dispose of them in accordance with the following provisions:

    Subject to the provisions of Section 18 hereof, the Escrow Company shall deliver the Deposit to Seller or Buyer, as the case may be, as follows:
      to Seller, along with the Deposit, upon completion of the Closing and crediting of an equivalent amount against the Purchase Price; or
      to Seller, after receipt of Seller's demand in which Seller certifies either that (A) Buyer has defaulted under this Agreement and Seller is not in material default, or (B) this Agreement has been otherwise terminated or cancelled, and Seller is thereby entitled to receive the Deposit; but the Escrow Company shall not honor Seller's demand until more than five (5) business days after the Escrow Company has given a copy of Seller's demand to Buyer in accordance with Section 20(c)(i), nor thereafter if the Escrow Company receives a Notice of Objection from Buyer within such ten (10) day period, or to Buyer, if after the Execution Date and after receipt of Buyer's demand in which Buyer certifies either that (A) Seller has defaulted under this Agreement and Buyer is not in default, or (B) this Agreement has been otherwise terminated or cancelled, and Buyer is thereby entitled to receive the Deposit; but the Escrow Company shall not honor Buyer's demand until more than five (5) business days after the Escrow Company has given a copy of Buyer's demand to Seller in accordance with Section 20(c)(i), nor thereafter if the Escrow Company receives a Notice of Objection from Seller within such five (5) business day period.

    Upon delivery of the Deposit, the Escrow Company shall be relieved of all liability hereunder and with respect to the Deposit. The Escrow Company shall deliver the Deposit, at the election of the party entitled to receive the same, by (i) a good, unendorsed certified check of the Escrow Company payable to the order of such party, (ii) an unendorsed official bank or cashier's check payable to the order of such party, or (iii) a bank wire transfer of immediately available funds to an account designated by such party.

    At the Closing, Escrow Company shall deliver to Buyer those items and documents to be delivered by Seller that are described in Section 10.
    Upon receipt of a written demand from Seller or Buyer under Section 20(a)(ii) or (iii), the Escrow Company shall send a copy of such demand to the other party. Within five (5) business days after the date of receiving same, but not thereafter, the other party may object to delivery of the Deposit to the party making such demand by giving a notice of objection (a "Notice of Objection") to the Escrow Company. After receiving a Notice of Objection, the Escrow Company shall send a copy of such Notice of Objection to the party who made the demand; and thereafter, in its sole and absolute discretion, the Escrow Company may elect either (A) to continue to hold the Deposit until the Escrow Company receives a written agreement of Buyer and Seller directing the disbursement of the Deposit, in which event the Escrow Company shall disburse the Deposit in accordance with such agreement; and/or (B) to take any and all actions as the Escrow Company deems necessary or desirable, in its sole and absolute discretion, to discharge and terminate its duties under this Agreement, including, without limitation, depositing the Deposit into any court of competent jurisdiction and bringing any action of interpleader or any other proceeding; and/or (C) in the event of any litigation between Seller and Buyer, to deposit the Deposit with the clerk of the court in which such litigation is pending.
      If the Escrow Company is uncertain for any reason whatsoever as to its duties or rights hereunder (and whether or not the Escrow Company has received any written demand under Section 20(a)(ii) or (iii)), or Notice of Objection under Section 20(c)(i)), notwithstanding anything to the contrary herein, the Escrow Company may hold and apply the Deposit pursuant to this Section 20(c) and may decline to take any other action whatsoever. In the event the Deposit is deposited in a court by the Escrow Company pursuant to Section 20(c)(i), the Escrow Company shall be entitled to rely upon the final non-appealable decision of such court. In the event of any dispute whatsoever among the parties with respect to disposition of the Deposit, the non-prevailing party shall pay the attorneys' fees and costs incurred by the Escrow Company for any litigation in which the Escrow Company is named as, or becomes, a party.
    Notwithstanding anything to the contrary in this Agreement, within one (1) business day after the date of this Agreement, the Escrow Company shall place the Deposit in an Approved Investment (hereinafter defined). The interest, if any, which accrues on such Approved Investment prior to the Closing Date shall accrue to the benefit of Buyer. The interest which accrues on such Approved Investment shall be considered part of the Deposit. The Escrow Company may not commingle the Deposit with any other funds held by the Escrow Company.
    As used herein, the term "Approved Investment" means (i) any interest bearing demand account or money market funds in a financial institution approved by both Seller and Buyer (an "Approved Institution"), (ii) Treasury Bills or other short-term U.S. governmental obligations, repurchase contracts for the same or (iii) any other investment approved by both Seller and Buyer. The rate of interest or yield need not be the maximum available and deposits, withdrawals, purchases, reinvestment of any matured investment and sales shall be made in the sole discretion of the Escrow Company, which shall have no liability whatsoever therefor. Discounts earned shall be deemed interest for the purpose hereof. The Escrow Company is acting hereunder as an escrow agent only and shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution or depository with whom the Deposit have been placed.
    The Escrow Company shall have no duties or responsibilities except those set forth herein, which the parties hereto agree are ministerial in nature. Seller and Buyer acknowledge that the Escrow Company is serving solely as an accommodation to the parties hereto, and except for the Escrow Company's own willful default, misconduct or negligence, the Escrow Company shall have no liability of any kind whatsoever arising out of or in connection with its activity as the Escrow Company. Seller and Buyer jointly and severally agree to and do hereby indemnify and hold harmless the Escrow Company from all loss, cost, claim, damage, liability, and expense (including, without limitation, attorneys' fees and disbursements whether paid to retained attorneys or representing the fair value of legal services rendered to itself) which may be incurred by reason of its acting as the Escrow Company provided the same is not the result of the Escrow Company's willful default, misconduct or negligence.
    Any Notice of Objection, demand or other notice or communication which may or must be sent, given or made under this Agreement to or by the Escrow Company shall be sent in accordance with the provisions of Section 23, and in the case of notices or communications sent to the Escrow Company, will be sufficient only if received by the Escrow Company within the applicable time periods set forth herein.
    Simultaneously with their execution and delivery of this Agreement, Buyer and Seller shall furnish the Escrow Company with their true Federal Taxpayer Identification Numbers so that the Escrow Company may file appropriate income tax information returns with respect to any interest in the Deposit or other income from the Approved Investment. The party ultimately entitled to any accrued interest in the Deposit shall be the party responsible for the payment of any tax due thereon.
    The Escrow Company shall not have any duties or responsibilities, except those set forth in this Section 20, and shall not incur any liability in acting upon any signature, written notice, written demand, request, waiver, comment, receipt or other paper or document believed by the Escrow Company to be genuine. The Escrow Company may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.
    Any amendment of this Agreement which could alter or otherwise affect the Escrow Company's obligations hereunder will not be effective against or binding upon the Escrow Company without the Escrow Company's prior consent, which consent may be withheld in the Escrow Company's sole and absolute discretion.
    The provisions of this Section 20 shall survive the termination of this Agreement and the Closing.
  Assignment.

  Except as stated in the next succeeding sentence, Buyer shall not have the right to assign any of its rights under this Agreement without the express written consent of Seller, which consent Seller shall have the right to withhold or grant in its sole and absolute discretion. Buyer may assign this Agreement to one or more persons or entities controlled by Buyer, under common control with Buyer, or controlling Buyer, provided that such assignees expressly assume all Buyer's obligations hereunder, Buyer remains fully liable for such obligations, and Buyer contemporaneously furnishes a copy of any such assignment to Seller. Upon such assignment, Buyer's assignees shall assume all Buyer's obligations hereunder but Buyer shall remain liable therefor.

  Access to Records.

  For a period of three (3) years subsequent to the Closing Date, Buyer and its affiliates shall be entitled to access during business hours to all documents, books and records of Seller relating to the income and expenses of the Hotel Property for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations; and provided that Buyer gives reasonable prior notice to Seller. Buyer shall also have the right, at its sole cost and expense, to make copies of such documents, books and records.

  Notices.
    All notices, elections, consents, approvals, demands, objections, requests or other communications which Seller, Buyer or the Escrow Company may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and either delivered by hand or by facsimile (with verification of transmission) or sent by express mail or courier (for next business day delivery), addressed as follows:

    If to Seller or Liquor License Seller:

    VA RANCHO MIRAGE RESORT, L.P.

    Olympus Rancho Mirage Concessions, Inc.

    137 Benchmark Road

    Avon, Colorado 81658

    Facsimile: (970) 845-2928

    Telephone: (970) 845-2927

    Attention: Martha D. Rehm, Senior Vice President and General Counsel

    with a copy to:

    Brownstein Hyatt & Farber, P.C.

    410 – 17th Street, 22nd Floor

    Denver, CO 80202

    Facsimile: (303) 223-1111

    Telephone: (303) 223-1100

    Attention: Edward N. Barad, Esq.

    If to Buyer:

    GENLB-Rancho LLC

    c/o Gencom Group

    1221 Brickell Avenue, Suite 900

    Miami, FL 33131

    Phone: (305) 442-9808

    Fax: (305) 442-9809

    Attention: Greg Denton

    LB Rancho Mirage LLC

    c/o Lehman Brothers Inc.

    399 Park Avenue, 8th Floor

    New York, NY 10022

    Phone: (212) 526-3137

    Fax: (646) 758-3922

    Attention: Joseph J. Flannery

    with a copy to:

    Herrick, Feinstein LLP
    2 Park Avenue
    New York, NY 10016

    Phone: (212) 592-1400
    Fax: (212) 545-3443

    Attention: Paul Shapses, Esq.

    Gardere Wynne Sewell LLP

    1601 Elm Street, Suite 3000

    Dallas, Texas 75201

    Phone: (214) 999-4884

    Fax: (214) 999-3883

    Attention: Cynthia Brotman Nelson, Esq.

    If to the Escrow Company:

    Chicago Title Company

    560 East Hospitality Lane

    San Bernardino, CA 94208

    Facsimile: (909) 884-9428

    Telephone: (909) 884-0448

    Attention: Steve Gallagher

    Seller, Liquor License Seller, Buyer or the Escrow Company may designate another addressee or change their address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 23. A notice or other communication sent in compliance with the provisions of this Section 23 shall be deemed given and received on (i) the business date it is received or confirmed if sent by hand delivery or facsimile, respectively, or (ii) the business date it is delivered to the other party if sent by express mail or overnight courier.
  Property Information and Confidentiality.
    Buyer, Seller, and Liquor License Seller for the benefit of each other, hereby agree that, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein (or the identity of Buyer), without first obtaining the written consent of the other party hereto, which consent shall not be unreasonably withheld. The foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental, regulatory, stock exchange, disclosure, tax and reporting requirements, or prevent Seller from advising governmental authorities of this Agreement (and the identity of Buyer) if legally required to do so.
    In the event this Agreement is terminated, Buyer and Buyer's Representatives shall use commercially reasonable efforts to deliver to Seller all originals and copies of information regarding the Real Property that is in the possession of Buyer or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, "Buyer's Representatives").
    The provisions of this Section 24 shall survive the termination of this Agreement.
  Antitrust Notification.

  Seller and Buyer have been advised that the transactions contemplated by this Agreement are exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  Tennis Court Land Development.

  In the event that the entirety, any phase, or any portion of the land described on Schedule 26(a) hereof (the "Tennis Court Land") is developed for any purpose other than a Hotel Expansion (the "Project"), Buyer shall pay to Seller such amounts in the manner and to the extent set forth in the covenants attached hereto as Schedule 26(b) (the "Covenants") and incorporated herein by reference. All capitalized terms in this Section 26 that are not defined herein shall have the meaning set forth in Schedule 26(b).

  At Closing, the parties shall execute the Covenants and record them against the Tennis Court Land. Buyer shall also modify the distribution covenants of its charter or operating agreement to ensure that Seller is paid any amounts due to it hereunder prior to distributions made to any other Person except to Buyer's lender if an uncured event of default is then existing. Seller shall have no obligation as a partner, member or joint venturor of Buyer and no obligation to disgorge any payments made in accordance with its rights hereunder.

  Miscellaneous.
    This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.
    Except as provided in Section 20 of this Agreement with regards to Escrow Agent, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns.
    All prior statements, understandings, representations and agreements between the parties, oral or written, including without limitation that Letter of Intent dated April 18, 2005 between Buyer and the Seller, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against Seller or the party drafting this Agreement.
    Buyer, Seller, and Liquor License Seller agree that, wherever this Agreement provides that Buyer, Seller or Liquor License Seller must send or give any notice, make an election or take some other action within a specific time period in order to exercise a right or remedy it may have hereunder, time shall be of the essence with respect to the taking of such action, and Buyer's, Seller's or Liquor License Seller's failure to take such action within the applicable time period shall be deemed to be an irrevocable waiver by Buyer, Seller, or Liquor License Seller of such right or remedy, except in the specific instances herein where such failure to give notice shall be deemed to a termination of this Agreement.
    No failure or delay of either party in the exercise of any right or remedy given to such party hereunder or the waiver by any party of any condition hereunder for its benefit (unless the time specified herein for exercise of such right or remedy has expired) shall constitute a waiver of any other or further right or remedy nor shall any single or partial exercise of any right or remedy preclude other or further exercise thereof or any other right or remedy. No waiver by either party of any breach hereunder or failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent breach, failure or refusal to so comply.
    Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default.
    This Agreement may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.
    Each of the exhibits and schedules referred to herein and attached hereto is incorporated herein by this reference.
    The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained.
    If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable.
    Following the Closing, upon reasonable request by a party hereto, the other party or parties shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such reasonable further acts and other documents and assurances as the requesting party shall reasonably request with respect to the requested party's performance of its obligations hereunder, provided that same is at no cost to the requested party, or if there is any cost, provided such cost is reimbursed by requesting party.
    Except as otherwise expressly stated herein, the provisions of this Agreement are solely for the benefit of Seller, Liquor License Seller and Buyer, and their successors and assigns and no provision of this Agreement shall be construed as creating in any party other than Seller, Liquor License Seller and Buyer, and their successors and assigns, any rights of any nature whatsoever.
    If any litigation is commenced in connection with any dispute under this Agreement, the prevailing party in such litigation shall be entitled to reimbursement of all reasonable attorneys' fees and expenses incurred by such prevailing party in connection with such litigation from the non-prevailing party.
    The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of California without regard to its rules concerning conflict of laws. Each of the parties of this Agreement hereby submits to the jurisdiction of courts in the State of California and to the appropriate federal courts of the United States of America.
    Buyer, Seller, and Liquor License Seller mutually agree that all activities undertaken in the performance of this Agreement shall be in full compliance with the laws of the United States of America and, specifically, in the actions performed on behalf of Buyer, Seller and Liquor License Seller, the United States Foreign Corrupt Practices Act of 1977, as amended, 91 stat. 1494, et. seq. It is the policy of Buyer, Seller, and Liquor License Seller that their officers, partners, employees, agents and other persons undertaking activities on behalf of Buyer, Seller, Liquor License Seller or their subcontractors adhere strictly to the terms of that Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

VA RANCHO MIRAGE RESORT, L.P., a Delaware limited partnership

By: VA RANCHO MIRAGE I, INC., its General Partner

By:

Name:

Title: President

LIQUOR LICENSE SELLER:

OLYMPUS RANCHO MIRAGE CONCESSIONS, INC., a Delaware corporation

By:

Name:

Title:

GUARANTOR:

The undersigned does hereby guarantee the obligations of Seller under Section 19(a), but only to the extent that Seller would be liable under the terms of the Agreement.

THE VAIL CORPORATION, a Colorado corporation

By:

Name:

Title:

BUYER:

GENLB-RANCHO LLC, a Delaware limited liability company

By:

Name:

Title:

ESCROW COMPANY:

The undersigned does hereby accept and agree to perform the obligations set forth in Sections 18 & 20 hereunder:

CHICAGO TITLE COMPANY, the Escrow Company

By:

Name:

Title:

LIST OF SCHEDULES

Schedule A - List of All Liquor Licenses

Schedule 1 - Description of Real Property

Schedule 1(b) - List of Material Personal Property

Schedule 1(c)(vii) - List of Permits

Schedule 6(a) - List of Due Diligence Materials

Schedule 7(a)(i)(F) - Litigation

Schedule 7(a)(i)(G) - Environmental Matters

Schedule 7(a)(i)(H) - Occupancy Agreements

Schedule 7(a)(i)(I) - Equipment Leases

Schedule 7(a)(i)(J) - Violations of Laws

Schedule 7(a)(i)(K) - Intellectual Property

Schedule 7(a)(i)(L) - Contracts

Schedule 10(a) - Form of Grant Deed

Schedule 10(b) - Bill of Sale Transferring Personal Property and Other Property

Schedule 10(c) - Assignment and Assumption of Contracts, Permits and Occupancy Agreements

Schedule 10(g) - Seller's FIRPTA Certificate

Schedule 10(l) - Management Agreement

Schedule 13 (c) - Improvements and Repairs in Progress

Schedule 18(c)(i) - Liquor Inventory Bill of Sale

Schedule 26(a) - Legal Description of Tennis Court Land

Schedule 26(b) - Form of Covenants